Exhibit 99.2

Shenandoah Telecommunications Company

Annual Shareholders' Meeting

Virtual Meeting - www.virtualshareholdermeeting.com/SHEN2021

April 20, 2021

11:00 a.m.

[Slide 1 on screen]

CHRIS FRENCH

Good morning, ladies and gentlemen, and welcome to the Shenandoah Telecommunications Company Annual Meeting of Shareholders. I am Christopher French, Chairman of the Board, President and Chief Executive Officer of your company, and I’ll be acting as the Chairman of today’s meeting. I'm so pleased to have you join this webcast, and I want to open by thanking the Shentel Board of Directors, all of whom are joining us virtually today.

And thank you to the Shentel leadership team, and our many Shentel employees throughout the Mid-Atlantic region, who have joined us as well.

While we had hoped the COVID-19 pandemic would be a distant memory by now, it’s clear we all still have a long way to go. While we would prefer to be able to meet in person, the safety of everyone remains paramount, and we’re again holding our annual meeting in a virtual format.

2020 was a year of many disruptions and uncertainties, presenting many unique challenges for the company. COVID-19 required us to quickly and safely adapt our operations to find ways to protect our employees while continuing to deliver quality services and support to our customers. Our incumbent broadband networks supported the heightened demand from customers for reliable high-speed data services. We completed a very successful first full year of operations for Glo Fiber, our fiber-to-the-home initiative launched in late 2019 to bring fiber-based services to higher-density urban/suburban markets in our region. In addition to growing these businesses, we expanded our complement of services and technology offerings with the launch of our Beam fixed wireless service, allowing us to further extend our broadband service to lower density rural markets. And on top of all this, we diligently worked through the process triggered by T-Mobile’s acquisition of Sprint and the resulting impact to our wireless operations, setting the stage for its upcoming sale.

I am proud of how our employees and management team met and overcame these challenges, all while continuing to execute on our strategic growth initiatives. It has truly been a team effort, and I thank all of our employees, members of management, and our board of directors, for their efforts and support during the year.

We will now conduct our meeting’s formal business, and then you will hear from our management team about the results and accomplishments in 2020, as well as the company’s current financial and operational status. After the presentations, we will also respond to questions submitted by shareholders.

It is now 11:__ am, and this meeting is officially called to order.

[Slide 2] I’d first like to introduce the members of our Board of Directors. In addition to myself, the Directors are: Thomas A. Beckett; Tracy Fitzsimmons; John W. Flora; Richard L. Koontz Jr.; Dale S. Lam; Kenneth L. Quaglio; and, Leigh Ann Schultz.

Also joining us today are representatives of KPMG, our independent auditors, led by partner Jerry Elkins.

Members of the senior management team participating with me today are: Dave Heimbach, our Executive Vice President, and Chief Operating Officer; Jim Volk, our Senior Vice President -Finance, and Chief Financial Officer; and Ray Ostroski, our Vice President-Legal, and General Counsel. Ray will also serve as Secretary of this meeting.

We will now begin the formal business meeting, and I will ask Ray to lead us through the formal agenda items.

RAY OSTROSKI

[Slide 3] The principal business of today’s meeting, as described in the Company’s proxy statement, is the following:

-	to vote upon a proposal to elect three directors of the Company to the Board of Directors for a term expiring at the annual meeting of shareholders in the year 2024;
-	to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2021; and
-	to approve, in a non-binding vote, the Company’s named executive officer compensation.

There were no shareholder nominations or proposals for business for this meeting filed with the Secretary. Resolutions were adopted by the Board of Directors of the Company, providing for the meeting to be held via live webcast at this time and directing that notice be given as provided in the bylaws. The Board also fixed February 24, 2021, as the record date for determining persons entitled to notice of, and to vote at, this meeting. In addition, the Board of Directors adopted resolutions authorizing shareholders to participate by means of remote communication at this meeting.

Official notice of the meeting was given to all shareholders of record by mail. The Company commenced the delivery of the notice to shareholders, together with a notice of availability of the proxy statement and other materials necessary to vote at this meeting, on March 5, 2021. I submit for inclusion in the record of this meeting an affidavit to that effect.

The Company has appointed Mr. Kirk Andrews as Inspector of Election. Broadridge Financial Solutions will tabulate the votes for today’s meeting.

There are 49,932,051 shares of common stock entitled to vote as of the February 24, 2021 record date. There are [_________] shares present at this meeting by proxy, and I find that proper notice has been given and that a quorum is present. Accordingly, this meeting has been properly convened.

CHRIS FRENCH

Thank you Ray. It is 11:[__] a.m., Eastern time, and I now declare the polls for voting are open. Ray, would you please present the matters to be voted upon?

RAY OSTROSKI

Proposal 1

The first proposal we will consider is the election of directors.

Under the Company’s articles of incorporation, our Board of Directors is divided into three classes. The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of shareholders in 2022 and at the annual meeting of shareholders in 2023, respectively.

Thomas A. Beckett, Richard L. Koontz, Jr., and Leigh Ann Schultz have been nominated to the class with a three-year term that will expire at the annual meeting of shareholders in 2024.

Information concerning their principal occupations, their service with the Company, and other matters that may be of interest are contained in the proxy statement. No nominations may be made at this meeting, and I therefore declare nominations to be closed.

Approval of the nominees requires the affirmative vote of a majority of the votes cast at this meeting. The Board of Directors has unanimously recommended that shareholders vote “FOR” the election of the foregoing nominees to serve as directors.

Proposal 2

The next item of business is the ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021. The report of the Audit Committee is contained in the proxy statement.

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2021 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against approval of the proposal. The Board of Directors has unanimously recommended that shareholders vote “FOR” ratification of the appointment of KPMG LLP.

Proposal 3

In our last item of business, shareholders are asked to approve, in a non-binding vote, the named executive officer compensation. This proposal is described in the proxy statement, along with the Board’s reasoning for recommending its approval.

Under the SEC rules, the vote on this proposal is not binding on the Board of Directors or the Company. Although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program. The proposal will be approved if the number of votes cast in favor exceeds the number of votes cast against the proposal.

The Board of Directors has unanimously recommended that shareholders vote “FOR” the approval of the compensation of the Company’s named executive officers.

Mr. Chairman, there are no other matters upon which to vote at this meeting.

CHRIS FRENCH

Thank you Ray. As previously announced, the polls for voting are open.

If you have previously voted your proxy online, or completed and mailed a proxy card, it will be voted as you have instructed, and it is not necessary to vote now unless you wish to change your votes. For any shareholder who has not yet voted, or wants to change your vote, please do so now by clicking on the voting button on the meeting’s web portal and following the instructions there. Again, if you have previously voted, and do not want to change your vote, you do not need to take any further action.

[PAUSE FOR VOTING – short pause]

Now that everyone has had the opportunity to vote, I declare the polls for voting on the matters before this meeting are hereby closed, and the Inspector of Election will tabulate the votes.

Ray, would you please present the Inspector of Election’s preliminary report on the vote?

RAY OSTROSKI

The Inspector of Election has provided me with a preliminary report on the voting. Based on the preliminary voting report, I am pleased to announce that all of the directors standing for reelection have been elected and that the other two proposals have been approved. The final voting results will be filed with the minutes of this meeting and will also be reported by the Company in a Form 8-K to be filed with the Securities and Exchange Commission within 4 business days following today’s meeting.

CHRIS FRENCH

This concludes the formal business of today’s meeting.

Before I turn the meeting over to Jim and Dave to give the reports on the Company’s financial results and operations, let me point out the disclosures regarding forward-looking statements and our use of non-GAAP financial measures. [Slide 4] Our presentations include “forward-looking statements” in accordance with the rules of the Securities and Exchange Commission, and they may contain our current expectations of future events. Also, [Slide 5] some of the performance metrics we discuss are not determined in accordance with generally accepted accounting principles, or GAAP, but they are commonly used in our industry and we believe they can provide relevant and useful information regarding our Company’s performance.

I’ll now turn it over to Jim Volk, our Chief Financial Officer. [Slide 6]

JIM VOLK

Thanks Chris and good morning to all our shareholders.

Please refer to Slide 7 for our 2020 financial results. Broadband revenue grew year over year 5.4% to $204.3 million in 2020 driven by an increase of $12.7 million or 8.9% in residential and SMB revenue due primarily from a 22.3% increase in broadband data RGUs. Commercial fiber revenue grew $2.3 million or 7.7% to $32.8 million driven by higher enterprise and backhaul connections. RLEC and Other revenue declined $4.7 million or 22.0% to $16.6 million primarily from lower DSL subscribers, government support and intercompany phone service. 2020 Broadband Adjusted OIBDA grew $400,000 to $81.5 million from 2019 as revenue growth was largely offset by higher compensation, software fees and professional services expenses. Compensation expense increases were primarily due to new hiring for the launch of Beam and increasing the support staff of Glo Fiber in the four new markets that we launched in 2020 in addition to Covid-19 supplemental pay for customer facing employees during the second quarter.

On Slide 8, Tower segment revenue grew 31.3% to $17.1 million and Adjusted OIBDA grew 29.7% to $10.7 million for 2020 in comparison to 2019 due to 5.7% growth in tenants and 23.4% increase in the average lease rate due to amendments to the intercompany leases.

Moving to Slide 9, consolidated revenue grew year over year 6.7% to $220.8 million in 2020. Consolidated Adjusted OIBDA grew 15.8% to $57.2 million during the same time period. The increase was due primarily to strong growth in Towers and a $5.0 million or 12.5% reduction in corporate expenses.

Turning now to our 2021 outlook. We expect consolidated revenues to be $241 to $248 million and Adjusted OIBDA to range between $69 and $76 million. The strong expected growth is driven by a full year of revenue from the record year of broadband net additions and lower expected corporate expenses. Earlier this month, we announced an organizational restructuring that we expect will save $4 million annually in run-rate expenses.

Shifting to Slide 10, 2020 operating loss was flat with prior year and operating income is expected to be $7 to $14 million in 2021. Net income per share for discontinued operations grew 131% to $2.48 in 2020 due primarily to the favorable resolution of the Sprint travel dispute and the ceasing of depreciation and amortization for the wireless assets held for sale beginning in September.

Shentel has a long history of returning some of our earnings each year to our shareholders. Slide 11 reflects the cash dividend per share history. 2020 marked the 61st consecutive year of paying a cash dividend and the 8th consecutive year of increasing the dividend. Our Board of Directors authorized a healthy 17.2% increase in the cash dividend to $0.34 in 2020 reflecting the strong income and cash generation of the wireless segment.

Turning to Slide 12, continuing operations had $63 million of negative Adjusted OIBDA minus capex in 2020 driven primarily by $59 million of capex and $5 million of negative contribution to Adjusted OIBDA for Glo Fiber and Beam. We expect 2021 Adjusted OIBDA less capex to range from negative $81 to $99 million in 2021 as we continue our aggressive expansion of our Glo Fiber and Beam offerings.

We ended 2020 with $698 million in debt with an effective interest rate of 2.3% and $270 million in total liquidity including $195 million of cash and equivalents.

Moving to the pending sale of our wireless assets and operations on Slide 13, we plan to disburse all the sale proceeds of $1.95 billion plus cash on hand to re-pay all of our term loans and terminate the credit facility which is approximately $700 million, pay income taxes related to the sale of $450 million and pay a special dividend to our shareholders of $18.75 per share for a total of approximately $930 million. The special dividend is expected to taxable as a Qualified dividend subject to shareholders meeting the required holding period.

And now, I'll turn the call over to Dave. [Slide 14]

DAVE HEIMBACH

Thanks, Jim.

As Chris pointed out, 2020 was another year of fantastic execution in spite of all of the disruption and uncertainty associated with navigating the COVID-19 pandemic in combination with a difficult and time-consuming appraisal process related to the sale of our wireless assets and operations. We could not be more proud of our team’s performance in the face of this adversity; our network operations, retail operations, customer service and field operations teams all operated seamlessly throughout the course of the year while having to work remotely or take additional precautions to perform their work safely. Our wireless, broadband and fiber networks proved their resiliency and our network teams ensured ample capacity in support of surging demand and network utilization as consumers shifted to work and study from home. However, our team’s focus was not limited to just maintaining the continuity of existing operations in the face of adversity. We managed to simultaneously expand our fiber footprint through the launch of 3 new Glo Fiber markets as well as create an entirely new fixed wireless broadband offering called “Beam Internet” that will serve the less densely populated areas of our region where folks have little or no choice for high speed Internet access.

Turning to Slide 15, we have depicted our rapidly evolving and expanding fiber, cable, and fixed wireless broadband footprint. This map helps illustrate the integrated nature of our broadband networks and how operating leverage will increase over time given the overlap and adjacency of our operations in our growing footprint. In addition to the 3 new Glo markets we launched comprising nearly 29,000 new fiber passings we constructed 25 new Beam macro sites in 2020 as well. [As Chris stated at the start of the call], combined, our multi-pronged broadband growth strategy will more than triple homes passed to over 730,000 in the next five years. We will continue to update you on the status of our Glo Fiber and Beam Internet expansion plans each quarter as we continue to progress in our market development and construction efforts.

On Slide 16, we have outlined our three primary product offerings to serve a variety of market dynamics. Our Shentel incumbent cable networks service both small towns and rural areas with broadband data speeds of up to 1 Gigabit per second, home phone and cable TV service across 209,000 homes and businesses in Virginia, West Virginia and Maryland. Our Glo Fiber service targets higher density urban markets and our new Beam Internet fixed wireless service targets lower density rural areas where it isn’t cost effective to build cable or fiber. We now reach approximately 247,000 homes and businesses passed which is an increase of over 38,000 from the end of 2019. The common denominator in all of our offerings is to provide the leading high speed Internet service available in each market combined with superior local customer service. With projected Glo and Beam terminal penetration rates in the low to mid 30% range and incumbent cable penetration in the mid 50% range, we expect our Broadband business to have industry leading sustainable growth as we build out our network over the next several years.

Now I’ll review some highlights from our operating results in 2020. Turning to Slide 17, our incumbent cable business grew total Revenue Generating Units, or RGUs, a robust 7.7% year over year to approximately 182 thousand in 2020 compared to approximately 169 thousand in 2019. We added roughly 15 thousand net broadband data RGUs in 2020 and ended the year with nearly 99 thousand data RGUs which is an exceptional 17.9% increase to the prior year. We are also very pleased to report that our incumbent cable broadband data penetration increased from 40.6% in 2019 to 47.2% in 2020 on the continued strength of our new broadband data speeds, new rate card, service improvements and increased demand related to COVID-19. Incumbent cable broadband data churn in 2020 continued to improve declining 20 basis points versus the prior year quarter to an impressive 1.6% representing 15 consecutive quarters of year over year churn improvement. Our new Powerhouse-branded rate card leveraging an improved value proposition based on our DOCSIS 3.1 speed upgrades now comprises 74% of the customer base. At the end of 2019, 35% of incumbent cable broadband data customers were on rate plans of 10 megabits per second or less; at the end of 2020, nearly 80% were on our new Powerhouse plans of 25 megabits per second or higher with an average subscribed download speed of 83 megabits per second well beyond the reach of our incumbent telephone company competitors offering DSL service.

Turning to Slide 18, we had an outstanding first full year executing our new fiber to the home edge out strategy, Glo Fiber. Glo had approximately 5,800 total RGUs at the end of 2020 with a 14.5% aggregate broadband data penetration rate across all markets comprised of just over 4,000 new Glo Fiber customer relationships. We continue to see extraordinarily low churn in our Glo Fiber high speed data product, with only 0.88% churn in the most recent quarter. Broadband data ARPU was down sequentially to $77.25 as a result of new activation revenue timing but importantly not due to discounting. In fact, we continue to see a higher percentage of new subscribers electing our higher priced Gigabit speed tier with 44% of new subs in the most recent quarter adopting this plan comprising 40% of the overall Glo Fiber base. Our streaming TV and voice services continue to perform very well with 28% and 15% attachment rates, respectively. At the end of 2020, 67% of Glo Fiber customers were single play broadband data only, 25% of subs were in a double play and 8% were in a triple play.

Slide 19 depicts the status of our active and approved Glo Fiber markets at the end of 2020. Our first Glo Fiber market in Harrisonburg, Virginia reached 18.6% broadband data penetration at the end of the year with some of our most mature neighborhoods in that community approaching our target terminal penetration rate of 36%. Construction efforts are progressing very well and also exceeded our expectations in 2020 in spite of concerns of delays related to COVID-19. Approximately 6,300 new residential and small business passings were constructed and released to sales in the most recent quarter with a total of 27,000 Glo Fiber addresses added in 2020 and just under 29,000 overall at the end of the year. We launched the Salem, Virginia market in January and the Roanoke, Virginia market in March and we expect to construct and release to sales approximately 45,000 new Glo Fiber passings by the end of 2021 bringing total active passings to approximately 74,000. In total, Glo Fiber has approved franchised target passings of approximately 117,000 with a strong funnel of additional markets in our edge-out strategy as we start 2021.

Meanwhile, we were also hard at work in 2020 readying the launch of Beam Internet and were very excited to bring more choice for high speed Internet service to consumers in Albemarle, Augusta, Louisa and Rockingham counties in Virginia starting in October. Slide 20 provides some more details about our new fixed wireless broadband offering which is based on exclusively licensed mid-band spectrum assets Shentel acquired over the last couple of years. In providing this new broadband service, we are leveraging our expertise in designing, building and operating wireless networks over the last 25 years as a Sprint affiliate. Unlike fixed wireless offerings you may read or hear about from the big three mobile operators, Beam Internet leverages professionally installed high gain outdoor-mounted equipment on the customer’s home which ensures optimal network performance and capacity. The foundation of the Beam network is a 5G-ready, LTE-based core that leverages secure tier 1 European equipment vendors. Our wireless service is offered from commercial grade towers or small cells that are predominantly fiber-fed ensuring high reliability and low latency. Customers will receive a robust indoor WiFi signal inside the home leveraging the same indoor mesh WiFi technology we use in our Glo Fiber markets and for all new customers in our incumbent cable networks, too. Lastly, Beam customers will get the same great customer service all Shentel customers have come to expect from our local call center agents and technicians. We are currently servicing nearly 9,500 target households and added our first 99 Beam subscribers during the fourth quarter of 2020. We plan to construct nearly 70 new Beam sites in 2021 and increase target households passed to approximately 45,000.

Turning to Slide 21, total tower tenants increased 5.7% year over year to 427 on 223 total towers which includes 221 intercompany tenants, primarily for our Wireless operations. We had a backlog of 151 open orders related to upgrades of existing tenants or the addition of new tenants at the end of 2020.

Slide 22 provides an update to our 2020 capital spending results and guidance for our continuing operations for 2021. We are no longer providing wireless guidance as a result of the pending sale and discontinued operations presentation. Capital expenditures were $120 million in 2020 compared to $67 million in 2019. The primary driver of the year over year increase relates to the investments in our Glo Fiber and Beam Internet fixed wireless broadband initiatives. For 2021, our guidance for the full year is $157-168 million as we continue to invest aggressively in the expansion of our fiber, cable and fixed wireless broadband networks. Of the $55-60 million of capital spend in our legacy broadband operations, approximately $24 million is success-based in support of the continued growth in our commercial and wholesale fiber business and the increase in broadband data penetration we expect to achieve in our incumbent cable markets. Of the $100-105 million in Glo Fiber and Beam related capital spend in 2021, approximately $74 million is related to design and construction of new fiber and fixed wireless target passings and $13 million is related to connecting new fiber and fixed wireless subscribers.

Finally, on Slide 23 I’d like to provide a brief update on the pending sale of our wireless assets and operations to T-Mobile. With the determination of the sales price related to T-Mobile’s election of the purchase option in our affiliate agreement behind us, we are now focused on executing the asset purchase agreement and obtaining required regulatory approvals and closing the transaction in early third quarter. After the sale is completed, our Board of Directors will then meet to consider the special dividend and set the record and payable dates.

Thank you for your time today and I will now turn the presentation back over to you, Chris.

[Slide 24]

CHRIS FRENCH

Thanks Dave.

As I said at the beginning of the meeting, 2020’s disruptions and uncertainties presented many unique challenges for the company. Jim and Dave’s reports hopefully give you a good appreciation of how well our team met these challenges, and helped us continue to build value for our shareholders

Our long-term shareholders know that our company has a history of adapting and changing, and how doing so is critical to being able to generate long-term growth. I’d like to close our management reports by providing some perspective on our longer term success, and the growth and value that has been created for our shareholders.

As a growth company, shareholder value is predominantly provided through long-term appreciation in the value of our common stock. In prior years, I’ve shared with you this slide [Slide 25] providing a view of what one original Farmers Mutual share has become in shares of Shenandoah Telecommunications. This updated chart shows the past twenty years for both the split adjusted share price and the end of period value for our stock. Twenty years ago, the one original mutual share had evolved into 1,440 shares of Shenandoah Telecommunications, and the stock was trading for about $39.24 at the end of 2001, for a total value of about $56,500. With subsequent splits and increases in our stock price, the one original share is now 17,280 shares of Shentel, and at a recent price of about $50.00 per share, represented a total investment value of more than $860,000.

With the upcoming sale of our wireless business, we will transition to a broadband-centric company, with a complementary mix of state-of-the-art cable, fiber and fixed wireless technologies supporting product offerings serving a variety of markets. Our long history of service reflects our ability to adapt to change, and I believe we are well positioned to continue successfully doing so. And in turn, we will be able to grow the long-term value of our shareholders’ investment. We appreciate the continued support and confidence of our shareholders.

This concludes our management reports, and we’ll now turn to questions from shareholders. [Slide 26] We will begin with any that we received in advance of today’s meeting, and will then take questions that shareholders entered today on the web portal. For shareholders that want to ask questions right now, please type your question into the space provided on the meeting webpage. Please try to be succinct in stating your question. Please note we will attempt to answer as many questions as time allows, but only questions that are appropriate and germane to the meeting will be addressed. We will also skip questions that we believe are duplicative or covered by another question. If we receive more questions than we are able to answer, we will post those questions and our answers on our website shortly after today’s meeting.

[Q&A session]

That concludes our Q&A session this morning. [Slide 27]

I thank you all for joining us this morning, and trust that you and your families will stay safe.

This meeting is now adjourned.